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          (THE LETTERHEAD OF SITRICK KRANTZ & COMPANY INC. GOES HERE)

                                                                    Exhibit 99.1



                                          Contact:     Sandra Sternberg
                                                       Rivian Bell
                                                       Sitrick Krantz & Company
                                                       310/788-2850


FOR IMMEDIATE RELEASE
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  HOUSE OF FABRICS TO COMPLETE RESTRUCTURING THROUGH CHAPTER 11; SMALLER CHAIN
   TO EMERGE WITH EXPANDED FOCUS ON CRAFTS AND HOME DECORATING


     SHERMAN OAKS, CALIF. -- NOVEMBER 3, 1994 -- House of Fabrics, Inc. (NYSE:HF) said today that, in order to complete the company's previously announced restructuring in a more efficient environment, it has filed to reorganize under Chapter 11 of the Bankruptcy Code. The filing took place late Wednesday afternoon in the U.S. Bankruptcy Court for the Central District of California in Los Angeles. Included in the filing were House of Fabrics, Inc. and its wholly owned subsidiaries Fabricland, Inc., So-Fro Fabrics, Inc. and House of Fabrics of South Carolina, Inc. Metrolina Express, Inc., a subsidiary of House of Fabrics of South Carolina, Inc., was also included in the filing.

     According to Gary L. Larkins, president and chief executive officer of the 427-store chain, "For more than a year, the company's operating options and liquidity have been severely limited. By utilizing the Chapter 11 process, we believe we can achieve an orderly restructuring that will enable us to capitalize on opportunities resulting from improvements in operations and merchandising.

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     "While we would have preferred to complete our restructuring out of court, we now believe that it is in the best interests of all the company's constituents to complete the restructuring through a court-supervised process that fairly recognizes the interests of, among others, our vendors, other creditors and shareholders."

     Mr. Larkins emphasized that the filing will have no effect on the customers or employees of House of Fabrics stores.

     "Daily operations will continue as usual, store hours will stay the same and all aspects of the business will go on as before the filing," he stated. "Our sales associates and employees will continue to be paid as if no proceeding had been filed."

     Mr. Larkins added that the company intends to honor customer commitments relative to delivery schedules for merchandise on order, return and exchange policies, gift certificates, service agreements and warranties and other customer-related aspects of the business. He said that the company would continue to accept MasterCard, Discover Card and Visa credit cards.

     Mr. Larkins further stated that, "We've already made many of the tough decisions that will result in a smaller but stronger chain that is well positioned to meet the competitive challenges of the 90s and beyond." He said that the company has recently implemented a number of programs aimed at eliminating marginal stores, reducing inventories, improving cash flow and liquidity and enhancing operations. During the past several months, House of
Fabrics:

     . Announced plans to close approximately 200 stores in an effort to eliminate unprofitable or marginal operations and concentrate on stronger core locations.

     . Remodeled eight superstores based on its successful, new "creative" store format featuring expanded emphasis on home decorating and crafts. The new format stores feature floral departments, home decorating items and expanded craft selections.

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           It is anticipated that the new format stores will continue to outpace sales trends for the rest of the chain.

     . Enhanced the efficiency of its distribution and general and administrative operations.

     . Achieved significant improvements in merchandising and promotion through expanded emphasis on crafts and home decorating.

     Mr. Larkins said that, as a result of the filing, the company expects to have the use of its cash flow from its continuing operations. He further stated that the priority status accorded payment for shipments made during the Chapter 11 case, and the availability of cash flow should assure the company's vendors that they will be paid for the merchandise the company purchases from them going forward. Additionally, he said, the company is negotiating a commitment for debtor-in-possession (DIP) financing which, if approved, would provide additional liquidity which the company can use for its seasonal needs.

     "We have sufficient resources to fund ongoing operations through the busy holiday season. We fully expect our suppliers to work with us during the restructuring period as they have with the many other retail companies that have faced similar situations. While federal law prohibits us from paying for goods received before the filing, payment for goods and services received now is given priority status by the Court.

     "We have our work cut out for us, but I am optimistic that, with the support of our vendors, the hard work of our employees and the loyalty of our customers, we will come through this process a stronger, more competitive company than ever before," Mr Larkins said.

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     House of Fabrics employs approximately 11,000 in 427 company-owned and operated retail fabric and craft stores in California and 40 other states, doing business under the House of Fabrics, So-Fro Fabrics, Fabriclands and Fabric King names. An additional 450 are employed at the company's headquarters in Sherman Oaks and a distribution center and trucking operation in Mauldin, South Carolina.

     In the third quarter ending October 31, 1994, House of Fabrics stock traded between 1-1/4 and 4-1/8.


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